EXHIBIT NO. 99

                     NIAGARA MOHAWK HOLDINGS REPORTS RESULTS
                                FOR THIRD QUARTER
                COMPANY RETIRES OVER $1 BILLION IN DEBT THIS YEAR

     SYRACUSE, Oct. 29 -- Niagara Mohawk Holdings, Inc. (NYSE: NMK) today reported that cash flow has significantly improved as the company completes the first year of the full impact of the Master Restructuring Agreement (MRA) with a group of Independent Power Producers (IPPs), and the POWERCHOICE agreement. Niagara Mohawk Holdings, Inc. is the parent company of Niagara Mohawk Power Corporation (Niagara Mohawk), a regulated energy delivery company.

Although the MRA has and will continue to depress earnings because of the amortization of the $4 billion regulatory asset recorded in connection with the MRA (a non-cash charge), the lower payments to IPPs more than offset the higher interest costs incurred to finance the MRA. The increased cash flow from operations, together with the proceeds from the sale of the company's coal and hydro electric generating assets and a cash refund from the Internal Revenue Service received earlier this year, has allowed Niagara Mohawk to retire over $1 billion in debt during 1999. "We have followed through on our strategy to retire capital and have begun to rebuild shareholder value," said William E. Davis, chairman and chief executive officer of Niagara Mohawk Holdings.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the 12 months ended September 30, 1999, were $1.3 billion, an increase of approximately $400 million compared to the 12 months ended September 30, 1998. The significant improvement in EBITDA is due primarily to the reduction in payments to the IPPs.

The company reported a loss in the third quarter of 1999 of $31.7 million, or 17 cents per share, as compared to earnings of $8.5 million, or 5 cents per share, for the third quarter in 1998. The non-cash amortization of the MRA regulatory asset reduced earnings in the third quarter of 1999 by $62.8 million, or 33 cents per share and by $20.9 million, or 11 cents per share in the third quarter of 1998. Results in the third quarter of 1999 also reflect the cost of the early redemption of approximately $670 million of long-term debt, which reduced earnings in the third quarter by $13.1 million, or 7 cents per share, and is reflected as an extraordinary item. Earnings for the third quarter of 1998 were lower by 5 cents per share as a result of incremental expenses incurred to restore service following a severe windstorm.

The company reported a loss of $43.4 million, or 23 cents per share, for the 12 months ended September 30, 1999, as compared to a loss of $132.3 million, or 85 cents per share, for the 12 months ended September 30, 1998. Niagara Mohawk's lower aggregate fuel and purchased power costs, partly offset by increased interest charges, improved earnings by $158.7 million or 85 cents per share during the 12-month period ended September 30, 1999. This improvement was offset by the non-cash amortization of the regulatory asset of $230.3 million or $1.23 per share. This reflects the first year of the full impact of the MRA and POWERCHOICE. Results for the 12 months ended September 30, 1999, also reflect the costs of the early redemption of approximately $822 million of long-term debt, which reduced earnings in this period by $23.8 million, or 13 cents per share, and is reflected as an extraordinary item. The loss for the 12-month period ended September 30, 1998, includes the impact of the one-time, non-cash POWERCHOICE charge of $171.1 million after-tax, or $1.10 per share, taken in June 1998 and the incremental costs of the January ice storm of 28 cents per share.

Electric revenues in the third quarter of 1999 were $853.6 million, down
0.7 percent from the third quarter of 1998, primarily due to POWERCHOICE rate reductions and lower wholesale sales. For the 12 months ended September 30, 1999, electric revenues were $3.2 billion, down 3.0 percent compared to the 12 months ended September 30, 1998.

Natural gas revenues in the third quarter of 1999 were $73.7 million, up
3.8 percent from the third quarter of 1998. For the 12 months ended September 30, 1999, natural gas revenues were $573.9 million, down 3.4 percent compared to the 12 months ended September 30, 1998.

The Consolidated Statements of Income will be filed with the Securities and Exchange Commission on Form 8-K.


NOTE: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the company's management which, although believed by the company's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors.